Exhibit 10.6

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement"), is made and entered into this 28th day of September, 2015 , by and between Scott Goodrich (the "Contractor") and Westell, Inc. (the "Company"), with its main office at 750 North Commons, Aurora, Illinois 60504.

WHEREAS, the Company desires to receive certain services from the Contractor, and the Contractor is interested in providing such services, the Company and the Contractor both desire to enter into this Agreement to set forth the terms and conditions on which those services will be provided.

NOW, THEREFORE, the Company and the Contractor agree as follows:

1)
Services. Contractor will provide business consulting services to the Company, on an as needed basis as determined by the Company. It is anticipated that the contractor will provide services for twenty hours per week. See Exhibit A for a description of the required duties.

2)	Company Contact. The Contractor's primary contact at the Company will be Tom Gruenwald, President and CEO. Tom will assign written objectives for services required of Contractor.

3)
Compensation. The Company agrees to pay Contractor at the rate of $4,808.00 per bi-weekly period of services (the "fee"). Contractor must submit invoices for his services on a weekly basis, for each calendar week in which services are performed, no later than 5 business days after the completion of the calendar week. Such invoices must be approved and signed by Tom Gruenwald prior to submitting for payment to the Company. Reasonable expenses ("expenses") associated with the performance of contractual duties should also be invoiced monthly and submitted to Tom Gruenwald for approval and signature. Payments will be payable to Contractor no more than 14 days post submission of invoice.

4)
Independent Contractor. Contractor will provide services as an independent contractor, and not as an employee, partner, joint venturer, agent or representative of the Company. This Agreement shall not render the Contractor an employee, partner, joint venturer, agent or representative of the Company for any purpose. Contractor shall not hold himself out as an employee, partner, joint venturer, agent, or representative of the Company.

5)	Location of Services. Contractor shall perform his services for the Company at the Manchester office, home office with travel as necessary, unless otherwise specifically agreed to by the Company.

6)
Written Reports. The Company may request that project plans, progress reports and a final results report be provided by Contractor on a monthly basis. A final results report shall be due at the conclusion of the project and shall be submitted to the Company in a confidential written report at such time. The results report shall be in such form and setting forth such information and data as is reasonably requested by the Company.

7)
Term, Termination. This Independent Contractor Agreement will expire on December 31, 2015, unless terminated earlier by Contractor or the Company. Either party may terminate this Agreement for any reason at any time without notice.

8)
Confidentiality. The Contractor acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company's business and product processes, methods, customer lists, accounts and procedures. The Contractor agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of Company, whether prepared by the Contractor or otherwise coming into his possession, shall remain the exclusive property of the Company. The Contractor shall not retain any copies of the foregoing without the Company's prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Contractor shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control. The Contractor further agrees that he will not disclose his retention as an independent contractor or the terms of this Agreement to any person without the prior written consent of the Company and shall at all times preserve the confidential nature of his relationship to the Company and of the services hereunder.

9)
Non-Exclusivity. The Company understands and agrees that, during the period of this Agreement, Contractor may provide services to other entities provided that such entities are not considered competitors of the Company. Furthermore, he shall be obligated to keep all confidential, proprietary and trade secret information of the Company (described in paragraph 8 above) confidential.

10)	Other Contractors. The Company may retain the services of other persons to undertake the same or similar services as those performed by Contractor.

11)
Taxes. As an independent contractor, Contractor understands and agrees that the Company will not be responsible for and will not make any tax or withholding deductions whatsoever from his agreed compensation, and that Contractor will be responsible for reporting his income and for paying all federal, state and local taxes, including self-employment taxes, as required by law.

12)
No Company Insurance or Benefits. Contractor understands and agrees that he will not be provided with insurance coverage (including coverage under the Company’s workers’ compensation insurance) or any other employee benefits of the Company, including but not limited to participation in the 401(k) Plan. The Contractor shall not receive and shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, health and disability benefits, unemployment insurance benefits, or any other employee benefits of any kind. Contractor understands and agrees that he will be fully compensated for his services by virtue of the payments set forth in this Agreement.

13)
Materials. Contractor understands that he is responsible for providing the materials and/or equipment necessary to perform his services under this Agreement, and that the Company will not be reimbursing him for the expenses associated with these materials and/or equipment.

14)
Inventions. Any and all inventions, discoveries, developments and innovations conceived by the Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of the Company; and the Contractor hereby assigns all right, title, and interest in the same to the Company. This Agreement does not apply to an invention for which no Company equipment, supplies, facility or trade secret information was used and which was developed entirely on Contractor's own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Contractor for the Company.

15)
Conflicts of Interest; Non-hire Provision. The Contractor represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Contractor and any third party. During the term of this agreement, the Contractor shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. For a period of eighteen months following the termination of the Contractor's engagement at the Company, the Contractor shall not, directly or indirectly hire, solicit, or encourage to leave the Company's employment, any then-current employee, consultant, or contractor of the Company, or hire any such employee, consultant, or contractor who has left the Company's employment or contractual engagement within twelve months prior to or twelve months after the termination of the Contractor's engagement at the Company.

16)
Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Contractor under this Agreement and the rights and privileges granted to the Company under the Agreement are of special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Contractor of any of the provisions of this Agreement will cause the Company irreparable injury and damage. The Contractor expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

17)	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

18)
No Claims, Liability. Contractor shall make no claims against the Company for any claim, loss or damage to Contractor, either for personal injury, including death, or for injury to property of any nature, or otherwise in connection with the services provided by Contractor under this Agreement. Likewise, in no event shall the Company be liable to Contractor or any third party for any consequential, special, incidental or punitive damages, howsoever arising or relating to this Agreement or the services provided pursuant to this Agreement.

19)
Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the Company and Contractor, and supersedes all prior proposals and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may be modified only in writing signed by authorized representatives of each of the parties. This Agreement is personal to Contractor and Contractor may not assign or subcontract his rights, duties or obligations under this Agreement to any person or entity. This Agreement shall be binding on and inure to the benefit of the Company, its successors, assigns, and any related or affiliated entity, including any person or entity acquiring, whether by merger, consolidation, purchase of assets, all or substantially all of the Company’s assets and business.

20)	Choice of Law. This Agreement and performance hereunder and actions related hereto shall be governed by the internal laws of the State of Illinois, without regard to its conflict of laws principles.

21)
Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.
/s/ John T. Gruenwald                                September 28, 2015

WESTELL, INC.                                Date

/s/ Scott Goodrich                                September 28, 2015

Scott Goodrich                                Date